Exhibit 99.1

Rimage Reports Above-Plan Second Quarter Sales and Earnings

Results Favorably Affected by Photography and Consumables Sales

Minneapolis, MN—July 27, 2004—Rimage Corporation (Nasdaq: RIMG) today reported revenues of $17,631,000 for the second quarter of 2004 ended June 30, an increase of 38% from $12,791,000 in the year-earlier period and an increase of 22% from $14,444,000 in this year’s first quarter. Net income came to $2,031,000 or $0.20 per diluted share, up 18% from $1,717,000 or $0.18 per diluted share in the second quarter of 2003 and also up 11% from $1,832,000 or $0.18 per diluted share in this year’s first quarter. Rimage previously forecasted second quarter earnings of $0.17 to $0.19 per diluted share on revenues of $14.0 to $15.0 million.

Bernard P. (Bernie) Aldrich, president and chief executive officer, commented: “Rimage’s second quarter revenues benefited from a sale of CD/DVD publishing systems totaling approximately $1.0 million to a major national retailer that has been field testing Rimage’s equipment in the one-hour photo finishing labs at selected stores. We view this sale as another step forward in our strategy for enabling retailers to meet growing consumer demand for having pictures published on CDs. Sales of Rimage branded media kits totaling $1.8 million, which was related to our previously reported consumables strategy, was a second factor that drove our second quarter revenues above planned levels. Through this strategy, which we started implementing in the first quarter, we are marketing blank CD or DVD discs with replacement printer ribbons and cartridges into kits, making it easier and more convenient for customers to order these consumable supplies. The blank CDs and DVDs included in these kits are manufactured to our specifications, which enables us to ensure our clients the highest and most reliable print quality for their disc labels. Rimage’s second quarter revenues also benefited from strong sales into the medical market, where CT, MRI and other medical imaging modalities are being retrofitted with our digital output systems.”

Aldrich continued: “As expected, our second quarter earnings were affected by the lower margins on sales of media kits. By meeting customer demand for a convenient way to order consumable supplies, we believe the significant sales opportunity presented by this strategy will continue providing incremental earnings to our bottom line. Second quarter margins also were affected by start-up costs related to the June introduction of our next-generation Desktop product line, the 2000i and 480i. In addition, sales and marketing expenses increased further in the second quarter, as we continued to strengthen Rimage’s ability to capitalize upon an expanding range of opportunities in our targeted markets. We believe that our ability to report above-plan earnings amid the roll-out of new sales strategies and products, as well as higher sales and marketing expense, speaks well for the future earnings potential of this organization.”

Second Quarter Financial Highlights

•	Rimage increased its penetration of its targeted markets — digital photography, medical imaging, financial institutions, business offices and government—which accounted for 84% of total second quarter sales.

•	International sales increased 17% in the second quarter and accounted for 36% of the sales total for this period, compared to 43% in the year-earlier period. Currency effects increased worldwide sales by 7% in this year’s second quarter.

•	Reflecting the impact of Rimage’s consumables strategy, recurring revenues, which include sales of maintenance contracts, printer ribbons and cartridges, parts and CD/DVD media, increased 77% in the second quarter and accounted for 39% of total sales, up from 30% in last year’s second quarter.

•	Cash and short-term investments totaled $49,386,000 at June 30, 2004, up from $48,209,000 at March 31, 2004 and $48,597,000 at the end of 2003. Shareholders’ equity came to $56,233,000 at the end of the second quarter, up from $54,105,000 at the end of the first quarter and $52,011,000 at year-end 2003.

Third Quarter Guidance
For the third quarter of 2004 ending September 30, Rimage is forecasting earnings of $0.18 to $0.20 per diluted share on revenues of $16.0 to $17.0 million, compared to earnings of $0.20 per diluted share on sales of $13,791,000 in the third quarter of 2003. This guidance reflects several factors, including: the normal seasonal slowdown in the European market; the impact of growing consumables sales on Rimage’s gross margin; and the continuation of high levels of sales and marketing expense.

About Rimage
Rimage Corporation is the world’s leading provider of recordable CD and DVD publishing systems, which are used by businesses to produce discs with customized digital content on an on-demand basis. Rimage’s publishing systems, which span the range from high to low CD/DVD production volumes, integrate robotics, software and surface label printers into a complete publishing solution. Rimage is focusing its CD/DVD publishing solutions on a set of vertical markets with special needs for customized, on-demand digital information: digital photography, medical imaging, financial institutions, business offices, and government.

Statements regarding Rimage’s anticipated performance in 2004 are forward-looking and therefore involve risks and uncertainties, including but not limited to: market conditions in the computer peripherals market, competitive products, changes in technology, conditions in overseas markets that could affect international sales, and other factors set forth in Rimage’s filings with the Securities and Exchange Commission.

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RIMAGE CORPORATION
Selected Consolidated Financial Information
(In thousands except per share data)
(Unaudited)

Consolidated Statement of Operations Information:

	Three months ended June 30,		Six months ended June 30,
	2004	2003	2004	2003
Revenues	$17,631	$12,791	$32,074	$24,335
Cost of Revenues	9,564	6,459	16,934	12,267
Gross Profit	8,067	6,332	15,140	12,068
Operating Expenses:
Research and Development	1,227	926	2,352	1,775
Selling, General and Administrative	3,658	2,823	6,869	5,457
Total Operating Expenses	4,885	3,749	9,221	7,232
Operating Income	3,182	2,583	5,919	4,836
Other Income, Net	17	121	164	237
Income Before Income Taxes	3,199	2,704	6,083	5,073
Income Tax Expense	1,168	987	2,220	1,852
Net Income	2,031	1,717	3,863	3,221
Net Income Per Basic Share	$.22	$.20	$.42	$.37
Net Income Per Diluted Share	$.20	$.18	$.39	$.34
Basic Weighted Average
Shares Outstanding	9,313	8,757	9,256	8,742
Diluted Weighted Average
Shares Outstanding	9,942	9,644	9,942	9,556

Consolidated Balance Sheet Information:

	Balance As Of
	June 30, 2004	December 31, 2003
	(Unaudited)
Cash and Cash Equivalents	$49,386	$48,597
Accounts Receivable	9,206	6,243
Inventories	4,742	3,334
Total Current Assets	65,061	59,849
Property and Equipment, Net	1,246	1,137
Total Assets	66,463	61,024
Current Liabilities	10,230	9,013
Stockholders’ Equity	56,233	52,011

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For additional information, contact:
Bernard P. (Bernie) Aldrich, CEO	Richard G. Cinquina
Robert M. Wolf, CFO	Equity Market Partners
Rimage Corporation	800/522-1744 or 904/261-2210
952/944-8144